PRESS RELEASE

FOR IMMEDIATE RELEASE:                                                                                              CONTACT: Chuck McDonald
                                   512-708-8655
Waste Control Specialists LLC
LBJ Freeway, Suite 1700
Dallas, Texas 75240

Waste Control Specialists Commends Passage of Legislation
Andrews County and WCS Partner with State to Solve Decades-Old Environmental Challenge That Will Provide Millions of Dollars Annually to State

DALLAS, Texas (May 31, 2011) – William J. Lindquist, Chief Executive Officer of Waste Control Specialists (“WCS”), a wholly-owned subsidiary of Valhi, Inc. (NYSE:  VHI), today praised the Texas Legislature for approving legislation that strengthens the partnership between the state of Texas, Andrews County and WCS to provide a Texas Solution to a critical longstanding environmental challenge.

Noting the significant efforts and investments made by all three partners in developing a disposal facility, Mr. Lindquist said the legislature put the final piece in place by recognizing waste from outside the state was necessary to make the facility affordable and cost-effective for Texas generators, paving the way for disposal operations to begin later this year at the WCS site in Andrews County.

“The Texas Legislature put the best interests of Texas consumers and ratepayers first by devising a way to keep disposal costs low for Texas generators while providing tens of millions of dollars annually for the state budget through a voluntary access surcharge paid by generators outside the Texas Compact states of Texas and Vermont,” Lindquist said.

This legislation was sponsored by Senator Kel Seliger of Amarillo and Representative Tryon Lewis of Odessa, both of whom represent Andrews. The legislation received overwhelming support in the legislature; near unanimous approval in the Senate and three-quarters approval in the House of Representatives.

“Senator Seliger and Representative Lewis have taken a very conservative approach in this legislation, mindful of the fact that this facility will be owned by the state and that the investment must be sound,” Lindquist said.

This legislation protects Texas’ interests by setting annual volume limits on the amount of waste that can be received from outside the Compact states and instructs the Texas Commission on Environmental Quality to conduct an updated facility capacity study in 2012. The legislation mandates that 70 percent of disposal capacity at the state facility be reserved for the Compact states.

With low-level radioactive waste temporarily stored at 1,500 locations across Texas, mostly in urban areas, the need for a sound, cost-effective solution was clear. Much of the waste comes from the operations of nuclear power plants that provide base load electrical supplies for Texas businesses and residents. Some of the waste comes from medical research and treatments of cancer, diabetes and other critical illnesses.

“This legislation makes it possible for essential medical research and electricity generation to continue with the disposal of the waste generated to become much safer and more efficient,” Mr. Lindquist said.

About the WCS Facility

The WCS facility in western Andrews County is the only commercial facility in the United States licensed to dispose of Class A, B and C low-level radioactive waste. It is also licensed for the treatment and storage of low-level radioactive waste – and has safely and successfully served as a temporary storage facility for past U.S. Department of Energy projects.

Situated in an arid and isolated location, the WCS facility sits atop a formation of 500 feet of impermeable red-bed clay which makes it an ideal setting for the storage and disposal of low-level radioactive waste. The state of Texas has determined the WCS facility does not sit above or adjacent to any underground drinking water formations.

The WCS facility is the site of the disposal facility for the Texas Low Level Radioactive Waste Disposal Compact, and mostly recently was the site of the successful storage and disposal of byproduct material from the DOE Fernald, Ohio, cleanup site.

WCS has been processing and storing low-level radioactive waste at its facility since 1998.

Valhi is engaged in the titanium dioxide products, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

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